Registration No. 333-_____

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                       Southwestern Electric Power Company
             (Exact name of registrant as specified in its charter)

Delaware                                                            72-0323455
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                           Identification No.)


1 Riverside Plaza
Columbus, Ohio                                                          43215
(Address of principal executive offices)                            (Zip Code)

       Registrant's telephone number, including area code: (614) 223-1000

                           ARMANDO A. PENA, Treasurer
           JEFFREY D. CROSS, Senior Vice President and General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                                1 Riverside Plaza
                              Columbus, Ohio 43215
                                 (614) 223-1580
                 (Name, address and telephone number, including
                        area code, of agent for service)

       It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Simpson Thacher & Bartlett                      Dewey Ballantine LLP
425 Lexington Avenue                            1301 Avenue of the Americas
New York, NY 10017-3909                         New York, NY 10019-6092
Attention:  James M. Cotter                     Attention: E. N. Ellis, IV

                         -------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

                         -------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------
 Title of
Each Class                   Proposed      Proposed
    Of                        Maximum      Maximum
Securities      Amount       Offering     Aggregate
  to be          to be         Price       Offering     Amount of
Registered    Registered     Per Unit*      Price*    Registration Fee
----------------------------------------------------------------------
Unsecured
  Notes      $150,000,000      100%      $150,000,000    $13,800
----------------------------------------------------------------------
*Estimated solely for purpose of calculating the registration fee.



      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      The within Prospectus contains the information required by Rule 429 of the Commission under the Securities Act of 1933 with respect to $100,000,000 of Debt Securities of the registrant remaining unsold under Registration Statement No. 333-96213, declared effective February 4, 2000, for which a fee of $26,400 was paid.

       ---------------------------------------------------------

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY __, 2002

                                   PROSPECTUS

                       SOUTHWESTERN ELECTRIC POWER COMPANY
                                1 Riverside Plaza
                              Columbus, Ohio 43215
                                  614-223-1000

                                  $250,000,000
                                 UNSECURED NOTES
                                  TERMS OF SALE

      The following terms may apply to the $250,000,000 unsecured notes (the "notes") that we may sell at one or more times. A pricing supplement will include the final terms for each note. If we decide to list upon issuance any note or notes on a securities exchange, a pricing supplement will identify the exchange and state when we expect trading could begin.

      - Mature 9 months to 50 years - Fixed or floating interest rate - Remarketing features - Certificate or book-entry form - Subject to redemption
      - Not convertible, amortized or subject to a sinking fund - Interest paid on fixed rate notes quarterly or semi-annually - Interest paid on floating rate notes monthly, quarterly, semi-annually, or annually - Issued in multiples of a minimum denomination

INVESTING IN THESE NOTES INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2 FOR MORE INFORMATION.

The notes have not been approved or disapproved by the Securities and Exchange Commission ("SEC") or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus is ____________, 2002.


                                   THE COMPANY

      We generate, sell, purchase, transmit and distribute electric power. We serve approximately 431,000 retail customers in northeastern Texas, northwestern Louisiana and western Arkansas. We also sell and transmit power at wholesale to other electric utilities, municipalities, electric cooperatives and non-utility entities engaged in the wholesale power market. Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-223-1000). We are a subsidiary of American Electric Power Company, Inc., a public utility holding company, and we are a part of the American Electric Power integrated utility system. The executive offices of American Electric Power Company, Inc. are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-223-1000).


                                  RISK FACTORS

                         RISKS RELATED TO OUR REGULATED
                        BUSINESS AND EVOLVING REGULATION

o Our rates are subject to regulation by three states and a federal agency whose regulatory paradigms and goals may not be consistent.

      We operate in, and are subject to the laws and regulations of, the states of Texas, Louisiana and Arkansas. We are currently a vertically integrated electric utility and most of our revenue results from the sale of electricity to retail customers subject to bundled rates that are approved by the applicable state utility commission and, to a certain extent, the Federal Energy Regulatory Commission (the "FERC"). Texas has enacted electric utility restructuring legislation ("Texas Restructuring Legislation") that requires the legal separation and deregulation of generation assets from transmission and distribution assets that will remain regulated. The implementation of such legislation has been delayed in the portion of Texas in which we operate. Arkansas approved an electric restructuring law which established the general framework governing the retail electric market, but has delayed competition until October 1, 2003. The Arkansas Public Service Commission ("Arkansas Commission") has recommended the further delay or repeal of the electric restructuring law. Louisiana has not enacted an electric restructuring law and has not announced any plans to do so.

      FERC has pursued several regulatory initiatives, such as the formation and operation of new regional transmission organizations, or "RTOs", which have been designed to generally facilitate competition in the energy sector. States such as Louisiana have questioned both the FERC's jurisdiction to pursue such initiatives and their benefit, if any, to the ratepayers in their state. Our state commissions generally have authority over the sale or other transfer of control, of transmission assets to an RTO.

      Exposure to inconsistent state and Federal regulatory standards may limit our ability to operate profitably. Further alteration of the regulatory landscape in which we operate may harm our financial condition and results of operations.

o We are subject to the risk that our regulators will not permit recovery of material amounts of our fuel costs.

      Our retail rates currently in effect in Louisiana are adjusted based on our cost of fuel in accordance with a fuel cost adjustment. The fuel cost adjustment is applied to each billing month based on the second previous month's average fuel cost. Provision for any over- or under-recovery of fuel costs is allowed under an automatic fuel clause.

      In Arkansas, a fuel adjustment rider is developed annually based on the previous year's actual fuel cost. This factor is then applied to each billing month's sales, allowing us to recover fuel costs from customers. Any difference between actual fuel cost for the month and revenues collected from customers, including interest, will be used in the determination of the annual factor for the following year.

      The Louisiana Public Service Commission ("Louisiana Commission") and the Arkansas Commission may audit our fuel costs to determine the reasonableness of the actual fuel costs. To the extent these commissions do not permit us to recover fuel costs under the procedures described above, our net income could be materially reduced.

      We experienced significant natural gas price increases in the second half of 2000 and early 2001 which resulted in under-recovery of fuel costs in Texas and the need to seek increases in fuel rates and surcharges there to recover these under-recoveries. During 2001, gas price declines and fuel rate and fuel surcharge increases approved by the Public Utility Commission of Texas (PUCT) lowered our unrecovered fuel balances at the end of 2001.

      Fuel recovery for Texas utilities is a multi-step procedure. When fuel costs change, utilities file with the PUCT for authority to adjust fuel factors. If a utility's prior fuel factors result in an over- or under-recovery of fuel, the utility will also request a surcharge factor to refund or collect that amount. While fuel factors are intended to recover all fuel-related costs, final settlement of these accounts are subject to reconciliation and approval by the PUCT. Fuel reconciliation proceedings determine whether fuel costs incurred and collected during the reconciliation period were reasonable and necessary. All fuel costs incurred since the prior reconciliation date are subject to PUCT review and approval. If material amounts are determined to be unreasonable and ordered to be refunded to customers, results of operations and cash flows would be diminished. As of December 31, 2001, the amount of fuel cost we have incurred that is subject to reconciliation is $314 million; the amount that we have under-recovered as of that date is $7 million. If PUCT does not reconcile and permit recovery for these costs for any reason, our revenue and income would suffer in a corresponding amount. Fuel cost recovery as described above will end upon implementation of Texas Restructuring Legislation in our service area.

o The implementation of electric utility restructuring legislation in Arkansas and Texas may limit our ability to pass on to our customers our costs of production in those jurisdictions.

      Arkansas

      If and when Arkansas implements the electric restructuring law, the costs that we incur to generate and sell electricity in Arkansas may not be eligible for recovery through rates. While the electric restructuring law in Arkansas established the general framework governing the retail electric market, the Arkansas Commission has been charged with the task of addressing market power issues, which have not yet been resolved. There can be no assurance that we will be able to generate and sell electricity profitably in Arkansas following implementation.

      Texas

      While customer choice of electricity supplier began in much of Texas on January 1, 2002, it has been delayed in our service area. Pursuant to restructuring, delivery of electricity continues to be the responsibility of the local electric transmission and distribution company at regulated prices. Once customer choice is implemented, the protection afforded by retail fuel clause recovery mechanisms will likely be eliminated. In view of the fact that higher fuel prices and generating unit outage can only be partially passed through, and then only with regulatory approval, we would bear the costs associated with those events. At present, however, we are protected against market price changes by an active fuel clause.

o The different regional power markets in which we compete or will compete in the future have changing transmission regulatory structures, which could affect our performance in these regions.

      Our results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Problems or delays that may arise in the formation and operation of RTOs may restrict our ability to sell power produced by our generating capacity to certain markets if there is insufficient transmission capacity otherwise available. The rules governing the various regional power markets may also change from time to time, which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, we are unable to assess fully the impact that these power markets may have on our business.

      We are currently a member of the Southwest Power Pool ("SPP"). The SPP has agreed to merge with the Midwest Independent Transmission System Operator ("MISO"), an independent operator of transmission assets in the Midwest. We provided notice that we will withdraw from the SPP effective October 31, 2002. This action was taken to provide us additional flexibility in deciding which RTO we will ultimately join. Final decisions on this issue have not been made.

      The Louisiana Commission is concerned about the effect on retail ratepayers of utilities in Louisiana joining RTOs. The Commission has ordered all utilities in Louisiana, including us, to perform and submit to the Commission the costs and benefits of RTO options available to the utilities. The Commission has also determined that certain RTO structures that contemplate legally transferring transmission assets to it are presumptively not in the public interest. To the extent we are faced with conflicting state and Federal requirements as to our participation in RTOs, it could adversely affect our ability to operate and recover transmission costs from retail customers.

      Management is unable to predict the outcome of these transmission regulatory actions and proceedings or their impact on the timing and operation of RTOs, our transmission operations or future results of operations and cash flows.

o AEP's merger with CSW may ultimately be found to violate the Public Utility Holding Company Act of 1935 ("PUHCA").

      AEP acquired CSW in a merger completed on June 15, 2000. As a result of the merger AEP acquired four additional domestic electric utility companies, including us. On January 18, 2002, the U.S. Court of Appeals for the District of Columbia ruled that the SEC's June 14, 2000 order approving the merger failed to properly find that the merger meets the requirements of PUHCA and sent the case back to the SEC for further review. Specifically, the Court told the SEC to revisit its conclusion that the merger met PUHCA's requirement that the electric utilities be "physically interconnected" and confined to a "single area or region."

      We believe that the merger meets the requirements of PUHCA and expect the matter to be resolved favorably. We intend to fully cooperate with the staff of the SEC in supplementing the record, if necessary, to ensure the merger complies with PUHCA. We can give no assurance, however, that: (i) the SEC or any applicable court review will find that the merger complies with PUHCA, or (ii) the SEC or any applicable court review will not impose material adverse conditions on us in order to find that the merger complies with PUHCA. If the merger were ultimately found to violate PUHCA, it may require AEP to take remedial actions or divest assets, which may harm our results of operations or financial condition.

                       RISKS RELATED TO OUR POWER TRADING
                            AND WHOLESALE BUSINESSES

o Our revenues and results of operations are subject to market risks that are beyond our control.

      We sell power from our generation facilities into the spot market or other competitive power markets or on a contractual basis. We also enter into contracts to purchase and sell electricity as part of our power marketing and trading operations. With respect to such transactions, we are not guaranteed any rate of return on our capital investments through regulated rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for power in our regional markets and other competitive markets. These market prices may fluctuate substantially over relatively short periods of time. It is reasonable to expect that trading margins may erode as markets mature and that there may be diminished opportunities for gain should volatility decline. In addition, the FERC, which has jurisdiction over wholesale power rates, as well as independent system operators that oversee some of these markets, may impose price limitations, bidding rules and other mechanisms to address some of the volatility in these markets. Fuel prices may also be volatile, and the price we can obtain for power sales may not change at the same rate as changes in fuel costs. These factors could reduce our margins and therefore diminish our revenues and results of operations.

      Volatility in market prices for fuel and power may result from:

 - weather conditions;
 - seasonality;
 - power usage;
 - illiquid markets;
 - transmission or transportation constraints or inefficiencies; - availability of competitively priced alternative energy sources; - demand for energy commodities; - natural gas, crude oil and refined products, and coal production levels;
 - natural disasters, wars, embargoes and other catastrophic events; and
 - federal, state and foreign energy and environmental regulation and legislation.

o Our power trading (including fuel procurement and power marketing) and risk management policies cannot eliminate the risk associated with these activities.

      Our power trading (including fuel procurement and power marketing) activities expose us to risks of commodity price movements. We attempt to manage our exposure through enforcement of established risk limits and risk management procedures. These risk limits and risk management procedures may not always be followed or may not work as planned and cannot eliminate the risks associated with these activities. As a result, we cannot predict the impact that our power trading and risk management decisions may have on our business, operating results or financial position.

      We routinely have open trading positions in the market, within established guidelines, resulting from the management of our trading portfolio. To the extent open trading positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

      Our power trading and risk management activities, including our power sales agreements with counterparties, rely on projections that depend heavily on judgments and assumptions by management of factors such as the future market prices and demand for power and other energy-related commodities. These factors become more difficult to predict and the calculations become less reliable the further into the future these estimates are made. Even when our policies and procedures are followed and decisions are made based on these estimates, results of operations may be diminished if the judgments and assumptions underlying those calculations prove to be wrong or inaccurate.

o Parties with whom we have contracts may fail to perform their obligations, which could harm our results of operations.

      We are exposed to the risk that counterparties that owe us money or power will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices that may exceed our contractual prices, which would cause our financial results to be diminished and we might incur losses. Although our estimates take into account the expected probability of default by a counterparty, our actual exposure to a default by a counterparty may be greater than the estimates predict if defaults by counterparties exceed our estimates.

o We rely on electric transmission facilities that we do not own or control. If these facilities do not provide us with adequate transmission capacity, we may not be able to deliver our wholesale electric power to the purchasers of our power.

      We depend on transmission facilities owned and operated by other unaffiliated power companies to deliver the power we sell at wholesale. This dependence exposes us to a variety of risks. If transmission is disrupted, or transmission capacity is inadequate, we may not be able to sell and deliver our wholesale power. If a region's power transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. If restrictive transmission price regulation is imposed, the transmission companies may not have sufficient incentive to invest in expansion of transmission infrastructure.

      The FERC has issued electric transmission initiatives that require electric transmission services to be offered unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity, access to transmission systems may in fact not be available if transmission capacity is insufficient because of physical constraints or because it is contractually unavailable. We also cannot predict whether transmission facilities will be expanded in specific markets to accommodate competitive access to those markets.

o We do not fully hedge against price changes in commodities.

      As part of our power marketing and trading operations, we routinely enter into contracts to purchase and sell electricity and to procure fuel. In connection with these trading activities, we routinely enter into financial contracts, including futures and options, over-the counter options, swaps and other derivative contracts. These activities expose us to risks from price movements. If the values of the financial contracts change in a manner we do not anticipate, it could harm our financial position or reduce the financial contribution of our trading operations.

      We manage our exposure by establishing risk limits and entering into contracts to offset some of our positions (i.e., to hedge our exposure to demand, market effects of weather and other changes in commodity prices). However, we do not always hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility, our results of operations and financial position may be improved or diminished based upon our success in the market.

                 RISKS RELATED TO MARKET OR ECONOMIC VOLATILITY

o     We are subject to risks associated with a changing economic environment.

      In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States, and the bankruptcy of Enron Corp., the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors has been at least temporarily harmed. In addition, following the bankruptcy of Enron Corp., the credit ratings agencies initiated a thorough review of the capital structure and earnings power of energy companies, including us. These events could constrain the capital available to our industry and could limit our access to funding for our operations. Our business is capital intensive, and we are dependent upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition could be harmed and future results of operations could be significantly diminished.

      The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks we and our competitors typically insure against may decrease. In addition, the insurance we are able to obtain may have higher deductibles, higher premiums and more restrictive policy terms.

o A downgrade in our credit rating could negatively affect our ability to access capital and/or to operate our power trading businesses.

      Standard & Poor's and Moody's rate our senior, unsecured debt at BBB+ and A2, respectively. If Moody's or Standard & Poor's were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase, which would diminish our financial results. In addition, we would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease. Further, if AEP's short-term rating were to fall below P-2 or A-2, the current ratings assigned by Standard & Poor's and Moody's, respectively, it would significantly limit its access to the commercial paper market and would increase our short-term borrowing costs because we conduct our short-term borrowing through AEP, and on the same terms available to AEP.

      Our power trading business relies on the investment grade ratings of our senior, unsecured debt. Most of our counterparties require the creditworthiness of an investment grade entity to stand behind transactions. If our rating were to decline below investment grade, our ability to profitably operate our power trading business would be diminished because we would likely have to deposit cash or cash related instruments, which would reduce our profits.

o     Our operating results may fluctuate on a seasonal and quarterly basis.

      Electric power generation is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the terms of power sale contracts we enter into. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. We expect that unusually mild weather in the future could diminish our results of operations and harm our financial condition.

o Changes in technology may significantly affect our business by making our power plants less competitive.

      A key element of our business model is that generating power at central power plants achieves economies of scale and produces power at relatively low cost. There are other technologies that produce power, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. It is possible that advances in technology will reduce the cost of alternative methods of producing power to a level that is competitive with that of most central power station electric production. If this were to happen and if these technologies achieved economies of scale, our market share could be eroded, and the value of our power plants could be reduced. Changes in technology could also alter the channels through which retail electric customers buy power, thereby harming our financial results.

o Changes in commodity prices may increase our cost of producing power or decrease the amount we receive from selling power, harming our financial performance.

      We are exposed to changes in the price and availability of coal and natural gas because a significant portion of our generating capacity is coal-fired with the remainder using natural gas as fuel. We have contracts of varying durations for the supply of fuel for most of our existing generation capacity, but as these contracts end, we may not be able to purchase fuel on terms as favorable as the current contracts. Our exposure to such changes in fuel costs is mitigated in part by our ability to recover fuel costs from regulated customers pursuant to state and Federal fuel recovery provisions.

      Changes in the cost of fuel and changes in the relationship between such cost and the market price of power will affect our financial results. Since the price we obtain for power may not change at the same rate as the change in fuel costs, we may be unable to pass on the changes in costs to our customers in the future.

      Actual power prices and fuel costs will differ from those assumed in financial projections used to initially value our trading and marketing transactions, and those differences may be material. As a result, our financial results may be diminished in the future as those transactions are marked to market.

o Demand for power could exceed our supply capacity.

      We are currently obligated to supply power to our regulated retail and wholesale customers. At peak times, the demand for power required to meet this obligation will exceed our available generation capacity. Until recently, we have had little need to purchase power in the market for our retail customers. If current consumption trends continue in the future, we may be required to buy more power on the market or build additional generation. Either the market or regulators (through rate recovery) may not permit us to pass all of these purchase or construction costs on to our customers. To the extent regulators do not permit timely recovery of the base rate portion of these costs, we have exposure to regulatory lag associated with the time between the incurrence of costs of purchased or constructed capacity and their recovery in customers' rates.

                    RISKS RELATED TO ENVIRONMENTAL REGULATION

o Our costs of compliance with environmental laws are significant, and the cost of compliance with future environmental laws could harm our cash flow and profitability.

      Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and health and safety. Compliance with these legal requirements requires us to commit significant capital toward environmental monitoring, installation of pollution control equipment, emission fees and permits at all of our facilities. These expenditures have been significant in the past and we expect that they will increase in the future. Costs of compliance with environmental regulations could harm our industry, our business and our results of operations and financial position, especially if emission and/or discharge limits are tightened, more extensive permitting requirements are imposed, additional substances become regulated and the number and types of assets we operate increase.

o Governmental authorities may assess penalties on us for failures to comply with environmental laws and regulations.

      If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in the assessment of civil or criminal penalties and fines against us. Recent lawsuits by the EPA and various states filed against certain of our affiliate utility companies highlight the environmental risks faced by generating facilities, in general, and coal-fired generating facilities, in particular.

                             PROSPECTUS SUPPLEMENTS

      We may provide information to you about the notes in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your notes, (b) the accompanying prospectus supplement provides more specific terms of your notes, and (c) if not in the accompanying prospectus supplement, the pricing supplement will provide the final terms of your notes. It is important for you to consider the information contained in this prospectus, the prospectus supplement and any pricing supplement in making your investment decision.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

    Twelve Months
    Period Ended               Ratio

    December 31, 1997          3.46
    December 31, 1998          3.52
    December 31, 1999          2.95
    December 31, 2000          2.56
    December 31, 2001          3.20

      For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K. See Where You Can Find More Information.

                       WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement we filed with the SEC. We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

      Annual Report on Form 10-K for the year ended December 31, 2001.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Mr. G. C. Dean
      American Electric Power Service Corporation
      1 Riverside Plaza
      Columbus, Ohio 43215
      614-223-1000

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                 USE OF PROCEEDS

      Unless otherwise stated in a prospectus supplement, the net proceeds from the sale of the notes will be used for general corporate purposes relating to our utility business. These purposes include redeeming or repurchasing outstanding debt or preferred stock and replenishing working capital. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations. We estimate that our construction costs in 2002 will approximate $111,900,000. At April 30, 2002, our outstanding short-term debt was $291,909,000.

                            DESCRIPTION OF THE NOTES

General

      We will issue the notes under the Indenture dated February 25, 2000 (as previously supplemented and amended) between us and the Trustee, The Bank of New York. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures that we have filed or will file with the SEC. See Where You Can Find More Information on how to locate these documents. You may also review these documents at the Trustee's offices at 5 Penn Plaza, New York, New York.

      The Indenture does not limit the amount of notes that may be issued. The Indenture permits us to issue notes in one or more series or tranches upon the approval of our board of directors and as described in any supplemental indentures. Each series of notes may differ as to their terms.

      The notes are unsecured and will rank equally with all our unsecured unsubordinated debt. Substantially all of our fixed properties and franchises are subject to the lien of our first mortgage bonds issued under and secured by a Mortgage and Deed of Trust, dated as of February 1, 1940 (as previously supplemented and amended) between us and The Bank of New York, as trustee. For current information on our debt outstanding see our most recent Form 10-K. See Where You Can Find More Information.

      The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the notes will not be subject to any conversion, amortization, or sinking fund. We expect that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. We reserve the right, however, to issue note certificates registered in the name of the noteholders.

      In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean the City of New York, unless otherwise noted.

      The following terms may apply to each note as specified in the applicable pricing or prospectus supplement and the note.

Redemptions

      If we issue redeemable notes, we may redeem such notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem notes in whole or in part by delivering written notice to the noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the notes of a series at one time, the Trustee selects the notes to be redeemed in a manner it determines to be fair.

Remarketed Notes

      If we issue notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the notes including: interest rate, remarketing provisions, our right to redeem notes, the holders' right to tender notes, and any other provisions.

Book-Entry Notes - Registration, Transfer, and Payment of Interest and Principal

      Unless otherwise stated in a prospectus supplement, book-entry notes of a series will be issued in the form of a global note that the Trustee will deposit with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue note certificates to each holder. One or more global notes will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a note certificate, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

      Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

      DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange note certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

      Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

      A number of its Direct Participants and the New York Stock
Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC.

      We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

      It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date. The customary practices between the participants and owners of beneficial interests will govern payments by participants to owners of beneficial interests in the global notes and voting by participants, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

      According to DTC, the foregoing information with respect to DTC has been provided to the Direct Participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

      Notes represented by a global note will be exchangeable for note certificates with the same terms in authorized denominations only if:

   - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

   - we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

Note Certificates-Registration, Transfer, and Payment of Interest and Principal

      If we issue note certificates, they will be registered in the name of the noteholder. The notes may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments on note certificates will be made by check.

Interest Rate

      The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

      If we issue a note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

      Fixed Rate Notes

      A pricing or prospectus supplement will designate the record dates, payment dates and the fixed rate of interest payable on a note. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

      Floating Rate Notes

      Each floating rate note will have an interest rate formula. The applicable pricing supplement will state the initial interest rate or interest rate formula on each note effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

      "Event of Default" means any of the following:

   - failure to pay for the principal of (or premium, if any, on) any note of a series for three days after payment is due;

   - failure to pay any interest on any note of any series for 30 days after payment is due;

   - failure to perform any other requirements in such notes, or in the Indenture in regard to such notes, for 90 days after notice;

   - failure to pay any sinking fund installment for three days after payment is due;

   - certain events of bankruptcy or insolvency; or any other event of default specified in a series of notes.

      An Event of Default for a particular series of notes does not necessarily mean that an Event of Default has occurred for any other series of notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the notes of the series affected may require us to repay the entire principal of the notes of such series within ten days after the date of such notice ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the notes of the affected series may rescind a previously triggered Repayment Acceleration if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

      The Trustee must within 90 days after a default occurs, notify the holders of the notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

      Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such notes.

Modification of Indenture

      Under the Indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change affecting the rights of the holders of any series of notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any noteholders.

Consolidation, Merger or Sale

      We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes the payment of principal, and premium, if any, and interest on the notes.

Legal Defeasance

      We will be discharged from our obligations on the notes of any series on the 91st day after the date of the deposit referred to in the first item below if:

- we deposit with the Trustee sufficient cash or government securities to pay (i) the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the note of the series and
      (ii) any applicable mandatory sinking fund payments on the day such payments are due;

- we deliver to the Trustee an opinion of counsel to the effect that such provision would not cause any outstanding notes then listed on a national security exchange to be delisted; and

- we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above.

      If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.
Covenant Defeasance

      We will be discharged from our obligations under certain restrictive covenants applicable to the notes of a particular series if we perform all of the actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the notes of that series. In that instance, we would remain liable for such amounts.

Governing Law

      The Indenture and notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

      We and our affiliates use or will use some of the banking services of the Trustee and other services of its affiliates in the normal course of business.

                              PLAN OF DISTRIBUTION

      We may sell the notes (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

      Notes may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

      The Agents will not be obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

By Underwriters

      If underwriters are used in the sale, the underwriters will acquire the notes for their own account. The underwriters may resell the notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain conditions. The underwriters will be obligated to purchase all the notes of the series offered if any of the notes are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

      We may also sell notes directly. In this case, no underwriters or agents would be involved.

General Information

      Underwriters, dealers, and agents that participate in the distribution of the notes may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the notes by them may be treated as underwriting discounts and commissions under the Act.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

                                 LEGAL OPINIONS

      Our counsel, Simpson Thacher & Bartlett, New York, NY, and one of our lawyers will each issue an opinion about the legality of the notes for us. Dewey Ballantine LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

                                     EXPERTS

      The financial statements and the related financial statement schedule as of December 31, 2001 and 2000 and for the years then ended incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The financial statements for the year ended December 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


               Table of Contents

WHERE YOU CAN FIND MORE
    INFORMATION ..............  2
THE COMPANY...................  2
PROSPECTUS SUPPLEMENTS........  3
RATIO OF EARNINGS TO
   FIXED CHARGES..............  3
USE OF PROCEEDS ..............  3
DESCRIPTION OF THE NOTES .....  3         $250,000,000 UNSECURED
   General  ..................  3                  NOTES
   Redemptions ...............  4
   Remarketed Notes...........  4
   Book-Entry Notes -
   Registration,
     Transfer, and Payment of
     Interest and Principal ..  4               PROSPECTUS

   Note Certificates -
   Registration,
     Transfer, and Payment of
     Interest and Principal     6
   Interest Rate .............  6           The date of this
      Fixed Rate Notes .......  6    Prospectus is ________ __, 2002
      Floating Rate Notes ....  6
   Events of Default..........  6
   Modification of Indenture..  7
   Consolidation, Merger or
Sale..  7
   Legal Defeasance...........  7
   Covenant Defeasance........  8
   Governing Law..............  8
   Concerning the Trustee.....  8
PLAN OF DISTRIBUTION..........  8
   By Agents..................  8
   By Underwriters............  9
   Direct Sales...............  9
   General Information........  9
LEGAL OPINIONS................  9
EXPERTS.......................  9



                                     PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution.*

           Estimation based upon the issuance of all of the unsecured notes in two issuances:

Securities and Exchange Commission Filing Fees...........$    13,800
Printing Registration Statement, Prospectus, etc.........     60,000
Independent Auditors' fees...............................     70,000
Charges of Trustee (including counsel fees)..............     25,000
Legal fees...............................................    160,000
Rating Agency fees.......................................    165,000
Miscellaneous expenses...................................     45,000
                                                            --------
     Total...............................................$   538,800
                                                          ==========

*     Estimated, except for filing fees.


Item 15.   Indemnification of Directors and Officers.

      The Bylaws of the Company provide that the Company shall indemnify each person who is, was or has agreed to become a director or officer of the Company, or who has agreed to serve as a director, officer, employee or agent of the Company (or any other person or entity) at the request of the Board of Directors against all loss, liability and expenses to the fullest extent permitted by the General Corporation Law of Delaware. Notwithstanding the foregoing, no person shall be indemnified for amounts paid in settlement unless the terms and conditions of such settlement have been consented to by the Company, and no indemnification for employees or agents shall be made without the express authorization of the Board of Directors.

      Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify officers and directors and in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred. ......The above is a general summary of certain provisions of the Company's Bylaws and the Delaware General Corporation Law and is subject in all respects to the specific and detailed provisions of the Company's Bylaws and the Delaware General Corporation Law.

      Reference is made to the Selling Agency Agreement and the Underwriting Agreement filed as Exhibits 1(a) and 1(b) hereto, respectively, which provide for indemnification of the Company, certain of its directors and officers, and persons who control the Company, under certain circumstances.

      The Company maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

Item 16.   Exhibits.

      Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement.

Item 17.   Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i)  To  include  any   prospectus   required  by  section
      10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of unsecured notes offered (if the total dollar value of unsecured notes offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the unsecured notes offered, and the offering thereof at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the laws of the State of Delaware, the registrant's bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the unsecured notes, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

      (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 8th day of May, 2002.

                          SOUTHWESTERN ELECTRIC POWER COMPANY

                          E. Linn Draper, Jr.*
                          Chairman of the Board and
                          Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                     Title                 Date

(i) Principal Executive
        Officer               Chairman of the Board
                              and Chief Executive
      E. Linn Draper, Jr.*          Officer             May 8, 2002

(ii) Principal Financial
        Officer:

_/s/ Susan Tomasky_______
       Susan Tomasky          Vice President            May 8, 2002

(iii) Principal Accounting
         Officer:

_/s/ Joseph M. Buonaiuto_     Controller and Chief
       Joseph M. Buonaiuto    Accounting Officer       May 8, 2002

(iv) A Majority of the
        Directors:

      E. Linn Draper, Jr.*
      H. W. Fayne*
      A. A. Pena*
      Robert P. Powers*
      Thomas V. Shockley, III*
      Susan Tomasky
      J. H. Vipperman*                                 May 8, 2002

*By_/s/ Susan Tomasky_
(Susan Tomasky, Attorney-in-Fact)

                                  EXHIBIT INDEX

      Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. Sections 201.24 and 230.411, are incorporated herein by reference to the documents indicated following the descriptions of such exhibits.

Exhibit No.                     Description

* 1(a) Copy of proposed form of Selling Agency Agreement for the unsecured notes.

* 1(b) Copy of proposed form of Underwriting Agreement for the unsecured notes.

* 4(a) Copy of Indenture, dated as of February 25, 2000, between the Company and The Bank of New York, as Trustee.

* 4(b)          Copy of First Supplemental Indenture, dated February 25,
                2000, establishing certain terms of the Floating Rate Notes, Due 2002.

* 4(c)          Copy of proposed form of Second Supplemental
                Indenture for the unsecured notes.

* 5 Opinion of Simpson Thacher & Bartlett with respect to the unsecured notes.

 12 Statement re Computations of Ratios [Annual Report on Form 10-K of the Company for the year ended
                December 31, 2001, File No. 1-3146, Exhibit 12].

*23(a)          Consent of Deloitte & Touche LLP.

*23(b)          Consent of Arthur Andersen LLP.

 23(c) Consent of Simpson Thacher & Bartlett (included in Exhibit 5 filed herewith).

*24 Powers of Attorney and resolutions of the Board of Directors of the Company.

*25 Form T-1 re eligibility of The Bank of New York to act as Trustee under the Indenture.